EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 28, 2003 relating to the financial statements and financial statement schedule, which appears in Agile Software Corporation’s Annual Report on Form 10-K for the year ended April 30, 2003.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

September 17, 2003